Exhibit 10.38

EXECUTIVE CHANGE OF CONTROL SEVERANCE AGREEMENT

This Executive Change of Control Severance Agreement (the “Agreement”) is made and entered into as of September 27, 2005, by and between Conor Medsystems, Inc., a Delaware corporation (the “Company”), and                      (the “Executive”).

WHEREAS, the Company’s Board of Directors (the “Board”) has determined that it would be in the best interests of the Company and its stockholders to provide for certain severance benefits in the event the Executive’s employment is terminated in connection with a Change of Control (as defined below) in order to align further the interests of the Executive with those of the stockholders of the Company;

NOW, THEREFORE, in consideration of the Executive’s continued employment with the Company, the Company and the Executive hereby agree as follows:

1. DEFINITIONS. The following terms in this Agreement shall have the meanings set forth below:

1.1 “Change of Control” shall mean (i) the consummation of a merger, reorganization or other transaction or series of related transactions following which the stockholders of the Company immediately prior to the transaction own less than 50% of the total voting power represented by the voting securities of the surviving entity (or its parent) outstanding immediately after the transaction, and the directors serving on the Board immediately prior to such transaction fail to constitute a majority of the board of directors of the surviving entity (or its parent) immediately after such transaction; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

1.2 “Cause” shall mean (i) the Executive’s material failure to perform the Executive’s assigned duties or responsibilities (other than a material failure resulting exclusively from the Executive’s disability) or breach of any statutory duty the Executive owes to the Company after receipt of notice thereof from the Board or individual to whom the Executive reports describing the Executive’s failure to perform such duties or responsibilities or breach and failure of the Executive to cure such failure or breach within thirty (30) days after receipt of such notice; (ii) the Executive’s refusal or failure to follow the lawful and reasonable directions of the Board or individual to whom the Executive reports, which refusal or failure is not cured within thirty (30) days following delivery of a written notice of such conduct to the Executive; (iii) the Executive’s violation of any federal or state law or regulation applicable to the Company’s business, which results or is intended to result in material harm to the Company’s business; (iv) the Executive’s breach of any confidentiality agreement, invention assignment agreement or any other contract or agreement between the Executive and the Company (including but not limited to this Agreement); (v) the Executive’s attempted commission of or participation in a fraud against the Company, or any material act of dishonesty against the Company; or (vi) the Executive’s conviction of, or plea of nolo contendere to, any felony involving fraud, dishonesty or moral turpitude.

1.3 “Constructive Termination” shall mean the resignation of the Executive due to the occurrence of any of the following without the Executive’s consent:

(a) with respect to the Chief Executive Officer, ceasing to serve as a Chief Executive Officer of a publicly traded company;

(b) a material reduction in the Executive’s duties, position or responsibilities relative to the Executive’s duties, position or responsibilities in effect immediately prior to the effective date of the Change of Control; provided, however, that a change in the Executive’s title or reporting relationships shall not in and of themselves (or collectively) constitute a Constructive Termination;

(c) a material reduction by the Company in the Executive’s annual base salary as in effect on the effective date of the Change of Control or as increased thereafter; provided, however, that Constructive Termination shall not be deemed to have occurred in the event of a reduction in the Executive’s annual base salary that is pursuant to a salary reduction program affecting substantially all of the executive officers or employees of the Company and that does not adversely affect the Executive to a greater extent than other similarly situated employees; or

(d) a relocation of the Executive’s primary business office to a location more than fifty (50) miles from the location at which the Executive performed the Executive’s duties as of the effective date of the Change of Control, except for required travel by the Executive with respect to the Company’s business to an extent substantially consistent with the Executive’s business travel obligations prior to the effective date of the Change of Control.

1.4 “Disability” shall mean any illness, disability or other incapacity that renders the Executive physically or mentally unable regularly to perform his or her duties hereunder for a period in excess of sixty (60) consecutive days or more than ninety (90) days in any consecutive twelve (12) month period.

1.5 “Stock Awards” shall mean any and all stock awards granted to the Executive by the Company to acquire capital stock of the Company, whether granted prior to or after the date of this Agreement (other than any stock awards granted to the Executive pursuant to a written stock award agreement which expressly provides that the terms and conditions of this Agreement shall not apply to such stock awards).

2. CHANGE OF CONTROL SEVERANCE BENEFITS.

2.1 If one month prior to or within thirteen (13) months after the effective date of a Change of Control, the Executive is either terminated by the Company without Cause or suffers a Constructive Termination; and, in either case, the Executive provides the Company with a general waiver and release in substantially the form attached hereto as Exhibit A, and such release must become effective in accordance with its terms, then the Executive shall be eligible for the following severance benefits set forth in Sections 2.1(a) through (c) below. The Company, in its discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with the Eligible Employee.

(a) Severance Payments. The Company will pay the Executive severance in an amount equal to the Executive’s annual base salary as in effect immediately prior to the

Change of Control plus the Executive’s annual target bonus as in effect immediately prior to the Change of Control, the sum of which shall then be multiplied by 1. This amount will be subject to standard payroll deductions and withholdings, and will be paid in semi-monthly installments beginning on the first payroll date after the Executive’s release of claims becomes effective in accordance with its terms, and continuing for 12 months thereafter (the “Severance Period”).

(b) Health Insurance Payments. If, following the termination of Executive’s employment, the Executive timely elects continued group health insurance coverage under the federal COBRA law or similar state laws, if applicable, the Company will reimburse the Executive’s COBRA premium costs to continue such coverage at the level in effect as of the Executive’s termination date through the earlier of the end of the Severance Period or the date the Executive becomes eligible for group health insurance coverage through a new employer. If the Executive’s Severance Period extends beyond the time period for which the Executive is eligible for coverage under COBRA, then for that post-COBRA period of time, the Company will reimburse the Executive for the premiums incurred by the Executive to obtain reasonably consistent coverage. The Executive must promptly notify the Company in writing if the Executive becomes eligible for group health insurance coverage through a new employer during the Severance Period.

(c) Accelerated Vesting. All of the then remaining unvested shares of the capital stock of the Company subject to the Executive’s Stock Awards shall be deemed immediately vested and exercisable as of the date the Executive’s employment is terminated.

2.2 The Executive will not be eligible for any severance benefits under this Agreement if the Company (or its successor) terminates the Executive’s employment for Cause or if the Executive resigns for any reason other than a Constructive Termination. Further, the Executive will not be eligible for severance benefits under this Agreement in the event that the Executive’s employment ends for any reason more than thirteen (13) months after the effective date of a Change of Control.

2.3 Parachute Payments. If any payment or benefit the Executive would receive in connection with a Change of Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (1) provided to the Executive in full, or (2) provided to the Executive as to such lesser extent that would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Executive, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in the Payment is to be made as provided above, reductions shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date that triggers the Payment or a portion thereof): (i) reduction of cash payments; (ii) cancellation of accelerated vesting of Stock Awards other than stock options; (iii) cancellation of accelerated vesting of Stock Awards that are stock options; and (iv) reduction of other benefits paid to the Executive. If acceleration of vesting of Stock Awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of date of grant of Executive’s Stock Awards (i.e., the earliest granted Stock Awards cancelled last) unless the Executive elects in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Such accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Executive and the Company.

2.4 Application of Section 409A. In the event that the Company determines that any cash severance payment benefit provided under Section 2.1(a) or continued group health insurance coverage benefit provided under Section 2.1(b) fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code as a result of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefits shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. (The payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”) However, in the event the payment of benefits pursuant to the Revised Payment Schedule would be subject to Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to the original payment schedule or the Revised Payment Schedule and instead the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Board may attach conditions to or adjust the amounts paid pursuant to this Section 2.4 to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 2.4; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

2.5 Prior Agreements. The Executive acknowledges and agrees any prior agreement between the Executive and the Company providing for or relating to severance benefits in connection with a Change of Control (as defined herein or therein), including any Executive Officer Agreement or Employment Letter Agreement between the Executive and the Company, are hereby expressly superseded and replaced in their entirety by this Agreement and shall have no further force or effect; provided, however, that nothing herein shall supersede any agreement providing for severance benefits which are not related to a Change of Control.

3. GENERAL PROVISIONS.

3.1 At Will Employment. Nothing in this Agreement alters the Executive’s at-will employment status. Either the Executive or the Company may terminate the Executive’s employment relationship at any time, with or without cause or advance notice. In particular, nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any subsidiary prior to or following any Change of Control.

3.2 Successors and Binding Agreement. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether or not through a Change of Control (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

3.3 Amendments. No provision of the Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing and signed by the Executive and a duly authorized officer of the Company.

3.4 Severability. If any provision of the Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of the Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

3.5 Notices. Any notice or other communication required or permitted under the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, electronic transmission (with a copy following by hand or by overnight courier), by registered or certified mail, postage prepaid, return receipt requested or by overnight courier addressed to the other party. All notices shall be addressed as follows, or to such other address or addresses as may be substituted by notice in writing:

To the Company:	To the Executive:

Conor Medsystems, Inc.
1003 Hamilton Court
Menlo Park, CA 94025

3.6 Governing Law. The Agreement shall be construed, interpreted and governed in accordance with the laws of the State of California, without reference to rules relating to conflicts of law.

3.7 Independent Counsel. The Executive acknowledges that this Agreement has been prepared on behalf of the Company by Cooley Godward LLP, counsel to the Company and that Cooley Godward LLP does not represent, and is not acting on behalf of, the Executive. The Executive has been provided with an opportunity to consult with the Executive’s own counsel with respect to this Agreement. The Executive understands that the Company does not make any representation or warranty as to the tax treatment of the Executive’s Stock Awards.

3.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Executive Change of Control Severance Agreement as of the date first written above.

CONOR MEDSYSTEMS, INC.		EXECUTIVE

By:		Signature:
Name:	Michael Boennighausen	Print Name:
Title:	Chief Financial Officer

EXHIBIT A

RELEASE AGREEMENT

Reference is made to that certain Executive Change of Control and Severance Agreement by and between Conor Medsystems, Inc. and myself dated September 27, 2005 (the “Agreement”).

I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

In exchange for the benefits I am receiving under the Agreement, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Plan for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release Agreement; (B) I have the right to consult with an attorney prior to executing this Release Agreement; (C) I have twenty-one (21) days to consider this Release Agreement (although I may choose to voluntarily execute it earlier); (D) I have seven (7) days following my execution of this Release Agreement to revoke it; and (E) this

Release Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release Agreement.

EMPLOYEE

Name:
Date:

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